Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Strong Revenue Growth for its Fiscal 2020 Third Quarter; Reaffirms Guidance for Strong Top and Bottom-Line Growth for the Full Fiscal 2020 Year

  Total net revenues increased 12.2 percent to $278.8 million compared with $248.4 million in the prior year period.
  Net loss was $9.7 million, or a loss of $0.15 per share. Excluding transaction costs, adjusted net loss1 was $9.0 million, or a loss of $0.14 per share, compared with a net loss of $8.2 million, or a loss of $0.13 per share in the prior year period.
  Adjusted EBITDA1 was a loss of $2.4 million, compared with a loss of $4.4 million in the prior year period.

(1 Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of Non-GAAP (“Adjusted”) results to applicable GAAP results.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--April 30, 2020--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading provider of gifts designed to help customers express, connect and celebrate, today reported results for its Fiscal 2020 third quarter ended March 29, 2020.

Chris McCann, CEO of 1-800-FLOWERS.COM, Inc., said, “Our solid results for the fiscal third quarter reflect the continuation of the momentum we saw throughout the first half of our fiscal year. Strong consolidated revenue growth of 12.2 percent was driven by increases across all three of our business segments. In our Gourmet Foods and Gift Baskets segment, revenues increased 27.1 percent, reflecting continuing positive trends in everyday gifting occasions and increased self-consumption as well as contributions from Shari’s Berries, which we acquired in August 2019.

“In our Consumer Floral segment, the 1-800-Flowers.com brand further extended its market leading position with revenue growth of 5.4 percent, driven by double-digit revenue growth during the Valentine’s Day holiday period. Our BloomNet business also continued to increase its market share position with revenues growing 7.9 percent in the quarter. In both Consumer Floral and BloomNet, top and bottom-line results for the quarter would have been even stronger were it not for softer consumer demand in the last few weeks of March related to the impact of the Covid-19 crisis. We saw this pattern reverse as we entered our current fiscal fourth quarter and demand has increased significantly as consumers are increasingly turning to the 1-800-Flowers brand to help them express themselves and stay connected.”

McCann added, “As we navigate these trying and uncertain times, the health and safety of our associates, our BloomNet florists, our vendors and our customers is paramount to us. In accordance with CDC and other health agency guidelines we continue to make the necessary changes across our operations, including manufacturing, warehouse and distribution, to ensure the safety and wellbeing of our associates while maintaining our business continuity. As always, our mission is to engage with our customers to help them express and connect – sentiments that are increasingly important during this difficult time.”

Fiscal 2020 Third Quarter Results:

For the third quarter of 2020, total net revenues increased 12.2 percent to $278.8 million compared with $248.4 million in the prior year period. The strong performance was driven by net revenue growth in all three business segments, with Gourmet Foods and Gift Baskets up 27.1 percent, Consumer Floral up 5.4 percent, and BloomNet up 7.9 percent compared to the prior year period.

Gross profit margin for the quarter was 38.5 percent, a decrease of 80 basis points compared with gross profit margin of 39.3 percent in the prior year period. Operating expenses as a percent of total revenues were 42.4 percent, an improvement of 270 basis points compared with 45.1 percent in the prior year period. Excluding the impacts of the Company’s non-qualified deferred 401k compensation plan and costs associated with its planned acquisition of PersonalizationMall.com, operating expenses, as a percentage of total revenues, were 43.1% compared with 44.6% in the prior year.

Strong top-line growth and improved operating efficiency resulted in an Adjusted EBITDA1 loss of $2.4 million compared with an Adjusted EBITDA1 loss of $4.4 million in the prior year period. Net loss for the quarter was $9.7 million, or loss of $0.15 per share. Excluding certain transaction costs, net loss for the quarter was $9.0 million, or a loss of $0.14 per share, compared with a net loss of $8.2 million, or loss of $0.13 per share, in the prior year period.

SEGMENT RESULTS:

The Company provides fiscal 2020 third quarter selected financial results for its Gourmet Foods and Gift Baskets, Consumer Floral and BloomNet segments in the tables attached to this release and as follows:

  Gourmet Foods and Gift Baskets: Revenues for the quarter were $95.9 million, an increase of 27.1 percent compared with revenues of $75.4 million in the prior year period reflecting continued growth in everyday gifting occasions and self-consumption as well as contributions from the Shari’s Berries brand, which the Company acquired in August 2019. Gross profit margin was 34.4 percent, compared with 35.6 percent in the prior year period. As a result of these factors, segment contribution margin1 loss improved 12.9 percent to a loss of $6.3 million, compared with a segment contribution margin loss of $7.2 million in the prior year period.
  Consumer Floral: Revenues increased 5.4 percent to $152.6 million, compared with $144.8 million in the prior year period. This primarily reflects double-digit growth for the Valentine’s Day holiday period partially offset by softer demand in the last few weeks of the quarter resulting from the impact of the Covid-19 crisis. Gross margin was 39.3 percent, compared with 38.9 percent in the prior year period. Segment contribution margin1 was $15.4 million, unchanged compared with the prior year period.
  BloomNet Wire Service: Revenues for the quarter increased 7.9 percent to $30.4 million, compared with $28.2 million in the prior year period. Gross profit margin was 47.3 percent, compared with 49.9 percent in the prior year period. Segment contribution margin1 increased 5.7 percent to $10 million, compared with $9.5 million in the prior year period.

COMPANY GUIDANCE

Based on the continued strong growth momentum that the Company has experienced through the first three quarters of its fiscal year, combined with the positive trends it has seen through the first four weeks of the current fiscal fourth quarter, the Company is reaffirming its growth guidance for fiscal 2020 as follows:

  Total consolidated revenue growth of 8-9 percent compared with the prior year, including approximately 6-to-7 percent organic revenue growth combined with contributions from the Shari’s Berries brand, which the Company acquired in August 2019;
  EPS growth in a range of 15-to-17 percent, compared with the prior year;
  Adjusted EBITDA1 growth in a range of 13-to-15 percent, compared with the prior year, and;
  Free Cash Flow for the year in a range of $45-to-$50 million.

Note: The Company’s guidance for Fiscal Year 2020 EPS and Adjusted EBITDA1 excludes certain one-time costs, expected to be recognized in the fourth quarter, associated with the closing of its Harry & David retail stores and costs associated with its planned acquisition of PersonalizationMall.com.

RESPONSE TO COVID-19

In response to the global pandemic, 1-800-FLOWERS.COM, Inc. has taken necessary actions to ensure employee safety and business continuity, informed by the guidelines set forth by local, state and federal government and health officials. These initiatives include developing a “Pandemic Preparedness and Response Plan,” establishing an internal “nerve center” to allow for unobstructed communication and coordination throughout the business, designing workstream teams to promote workforce protection and supply chain management, and dedicating resources to support customers, franchisees, and florists.

Definitions of non-GAAP Financial Measures:

We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP” or designated as such with a “1”. See below for definitions and the reasons why we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the impact of stock-based compensation, Non-Qualified Plan Investment appreciation/depreciation, and for certain items affecting period-to-period comparability. See Selected Financial Information for details on how EBITDA and Adjusted EBITDA were calculated for each period presented. The Company presents EBITDA and Adjusted EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to determine its interest rate and to measure compliance with certain covenants. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Segment Contribution Margin

We define Segment Contribution Margin as earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. See Selected Financial Information for details on how Segment Contribution Margin was calculated for each period presented. When viewed together with our GAAP results, we believe Segment Contribution Margin provides management and users of the financial statements meaningful information about the performance of our business segments. Segment Contribution Margin is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of the Segment Contribution Margin is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as Operating Income and Net Income.

Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share:

We define Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share as Net Income (Loss) and Net Income (Loss) Per Common Share adjusted for certain items affecting period to period comparability. See Selected Financial Information below for details on how Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share were calculated for each period presented. We believe that Adjusted Net Income (Loss) and Adjusted or Comparable EPS are meaningful measures because they increase the comparability of period to period results. Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, GAAP Net Income (Loss) and Net Income (Loss) Per Common share, as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less capital expenditures. The Company considers Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of fixed assets, which can then be used to, among other things, invest in the Company’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock or retire debt. Free Cash Flow is a liquidity measure that is frequently used by the investment community in the evaluation of similarly situated companies. Since Free Cash Flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. A limitation of the utility of Free Cash Flow as a measure of financial performance is that it does not represent the total increase or decrease in the Company's cash balance for the period.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts designed to help customers express, connect and celebrate. The Company’s Celebrations Ecosystem features our all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Cheryl’s Cookies®, Harry & David®, Shari’s Berries®, FruitBouquets.com®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery℠, Personalization Universe®, Simply Chocolate®, and Goodsey®. We also offer top-quality steaks and chops from Stock Yards®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral wire service providing a broad-range of products and services designed to help professional florists grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; and DesignPac Gifts, LLC, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was recognized as the 2019 Mid-Market Company of the Year by CEO Connection. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com or follow @1800FLOWERSInc on Twitter.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements regarding the Company’s ability to achieve its guidance for fiscal-year 2020; the impact of the Covid-19 pandemic on the Company; its ability to leverage its operating platform and reduce operating expense ratio; its ability to successfully integrate acquired businesses and assets; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. Reconciliations for forward looking figures would require unreasonable efforts at this time because of the uncertainty and variability of the nature and amount of certain components of various necessary GAAP components, including for example those related to compensation, tax items, amortization or others that may arise during the year, and the Company’s management believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The lack of such reconciling information should be considered when assessing the impact of such disclosures. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. For a more detailed description of these and other risk factors, refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, April 30, 2020 at 8:00 a.m. (ET). The conference call will be available via live webcast from the Investor Relations section of the Company’s website at www.1800flowersinc.com. A recording of the call will be posted on the Investor Relations section of the Company’s website within two hours of the call’s completion. A replay of the call can be accessed beginning at 2:00 p.m. (ET) on the day of the call through May 7, 2020, at: (US) 1-877-344-7529; (International) 1-412-317-0088; enter conference ID #: 10142660.

Note: The following tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	March 29, 2020	June 30, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$232,115	$172,923
Trade receivables, net	26,217	12,374
Inventories	74,037	92,361
Prepaid and other	21,312	25,580
Total current assets	353,681	303,238

Property, plant and equipment, net	166,399	166,681
Operating lease right-of-use assets	70,284	-
Goodwill	74,711	62,590
Other intangibles, net	66,500	59,615
Other assets	17,054	14,316
Total assets	$748,629	$606,440

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$37,314	$25,704
Accrued expenses	116,815	96,793
Current maturities of long-term debt	5,000	5,000
Current portion of long-term operating lease liabilities	9,524	-
Total current liabilities	168,653	127,497

Long-term debt	88,648	91,973
Long-term operating lease liabilities	64,251	-
Deferred tax liabilities	27,300	28,898
Other liabilities	11,766	15,361
Total liabilities	360,618	263,729
Total stockholders’ equity	388,011	342,711
Total liabilities and stockholders’ equity	$748,629	$606,440

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Condensed Consolidated Statements of Income (Loss) (In thousands, except for per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	March 29, 2020	March 31, 2019	March 29, 2020	March 31, 2019
Net revenues:
E-Commerce	$231,851	$204,362	$847,985	$780,883
Other	46,925	44,051	223,696	208,342
Total net revenues	278,776	248,413	1,071,681	989,225
Cost of revenues	171,324	150,893	618,911	568,338
Gross profit	107,452	97,520	452,770	420,887
Operating expenses:
Marketing and sales	78,606	71,163	262,849	243,781
Technology and development	11,900	11,511	34,436	32,696
General and administrative	20,031	22,447	64,187	64,480
Depreciation and amortization	7,803	7,028	23,268	22,840
Total operating expenses	118,340	112,149	384,740	363,797
Operating income (loss)	(10,888)	(14,629)	68,030	57,090
Interest (income) expense, net	147	(30)	1,727	2,390
Other (income) expense, net	2,605	(1,285)	1,714	(293)
Income (loss) before income taxes	(13,640)	(13,314)	64,589	54,993
Income tax expense (benefit)	(3,983)	(5,073)	15,365	11,922
Net income (loss)	$(9,657)	$(8,241)	$49,224	$43,071

Basic net income (loss) per common share	$(0.15)	$(0.13)	$0.76	$0.67

Diluted net income (loss) per common share	$(0.15)	$(0.13)	$0.74	$0.65

Weighted average shares used in the calculation of net income (loss) per common share:
Basic	64,348	64,194	64,517	64,383
Diluted	64,348	64,194	66,378	66,456

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Nine months ended
	March 29, 2020	March 31, 2019

Operating activities:
Net income	$49,224	$43,071
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,268	22,840
Amortization of deferred financing costs	486	671
Deferred income taxes	(1,597)	811
Bad debt expense	1,201	1,018
Stock-based compensation	6,441	4,531
Other non-cash items	(23)	(301)
Changes in operating items:
Trade receivables	(15,044)	(7,249)
Inventories	19,353	14,448
Prepaid and other	3,148	2,675
Accounts payable and accrued expenses	31,442	14,741
Other assets and liabilities	(557)	(251)
Net cash provided by operating activities	117,342	97,005

Investing activities:
Acquisitions, net of cash acquired	(20,500)	-
Capital expenditures, net of non-cash expenditures	(22,282)	(16,845)
Purchase of equity investments	(1,176)	-
Net cash used in investing activities	(43,958)	(16,845)

Financing activities:
Acquisition of treasury stock	(10,667)	(14,765)
Proceeds from exercise of employee stock options	285	929
Proceeds from bank borrowings	20,000	30,000
Repayment of notes payable and bank borrowings	(23,750)	(37,187)
Debt issuance cost	(60)	-
Net cash used in financing activities	(14,192)	(21,023)

Net change in cash and cash equivalents	59,192	59,137
Cash and cash equivalents:
Beginning of period	172,923	147,240
End of period	$232,115	$206,377

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (in thousands) (unaudited)

	Three Months Ended
	March 29, 2020	Transaction Costs	As Adjusted (non-GAAP) March 29, 2020	March 31, 2019	% Change
Net revenues:
1-800-Flowers.com Consumer Floral	$152,620		$152,620	$144,821	5.4%
BloomNet Wire Service	30,414		30,414	28,185	7.9%
Gourmet Food & Gift Baskets	95,906		95,906	75,445	27.1%
Corporate	112		112	263	-57.4%
Intercompany eliminations	(276)		(276)	(301)	8.3%
Total net revenues	$278,776	$-	$278,776	$248,413	12.2%

Gross profit:
1-800-Flowers.com Consumer Floral	$59,943		$59,943	$56,334	6.4%
	39.3%		39.3%	38.9%

BloomNet Wire Service	14,401		14,401	14,071	2.3%
	47.3%		47.3%	49.9%

Gourmet Food & Gift Baskets	32,956		32,956	26,848	22.8%
	34.4%		34.4%	35.6%

Corporate	152		152	267	-43.1%
	135.7%		135.5%	101.5%

Total gross profit	$107,452	$-	$107,452	$97,520	10.2%
	38.5%	-	38.5%	39.3%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
1-800-Flowers.com Consumer Floral	$15,439	$-	$15,439	$15,364	0.5%
BloomNet Wire Service	10,025	-	10,025	9,480	5.7%
Gourmet Food & Gift Baskets	(6,275)	-	(6,275)	(7,202)	12.9%
Segment Contribution Margin Subtotal	19,189	-	19,189	17,642	8.8%
Corporate (b)	(22,274)	911	(21,363)	(25,243)	15.4%
EBITDA (non-GAAP)	(3,085)	911	(2,174)	(7,601)	71.4%
Add: Stock-based compensation	2,396		2,396	1,903	25.9%
Add: Comp charge related to NQ Plan Investment Appreciation/(Depreciation)	(2,611)		(2,611)	1,294	-301.8%
Adjusted EBITDA (non-GAAP)	$(3,300)	$911	$(2,389)	$(4,404)	-45.8%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (in thousands) (unaudited)

	Nine Months Ended
	March 29, 2020	Transaction Costs	As Adjusted (non-GAAP) March 29, 2020	March 31, 2019	% Change
Net revenues:
1-800-Flowers.com Consumer Floral	$359,104	$-	$359,104	$338,003	6.2%
BloomNet Wire Service	81,576		81,576	75,613	7.9%
Gourmet Food & Gift Baskets	631,705		631,705	575,966	9.7%
Corporate	472		472	845	-44.1%
Intercompany eliminations	(1,176)		(1,176)	(1,202)	2.2%
Total net revenues	$1,071,681	$-	$1,071,681	$989,225	8.3%

Gross profit:
1-800-Flowers.com Consumer Floral	$140,537	$-	$140,537	$131,254	7.1%
	39.1%		39.1%	38.8%

BloomNet Wire Service	40,520		40,520	38,306	5.8%
	49.7%		49.7%	50.7%

Gourmet Food & Gift Baskets	271,360		271,360	250,550	8.3%
	43.0%		43.0%	43.5%

Corporate	353		353	777	-54.6%
	74.8%		74.8%	92.0%

Total gross profit	$452,770	$-	$452,770	$420,887	7.6%
	42.2%	-	42.2%	42.5%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
1-800-Flowers.com Consumer Floral	$34,853	$-	$34,853	$32,667	6.7%
BloomNet Wire Service	27,516	-	27,516	25,375	8.4%
Gourmet Food & Gift Baskets	100,512	-	100,512	89,191	12.7%
Segment Contribution Margin Subtotal	162,881	-	162,881	147,233	10.6%
Corporate (b)	(71,583)	911	(70,672)	(67,303)	-5.0%
EBITDA (non-GAAP)	91,298	911	92,209	79,930	15.4%
Add: Stock-based compensation	6,441		6,441	4,531	42.2%
Add: Comp charge related to NQ Plan Investment Appreciation/(Depreciation)	(1,653)		(1,653)	327	-605.5%
Adjusted EBITDA (non-GAAP)	$96,086	$911	$96,997	$84,788	14.4%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)

Reconciliation of net income (loss) to adjusted net
income (loss) (non-GAAP):	Three Months Ended		Nine Months Ended
	March 29, 2020	March 31, 2019	March 29, 2020	March 31, 2019

Net income (loss)	$(9,657)	$(8,241)	$49,224	$43,071
Adjustments to reconcile net income (loss) to adjusted net income (loss) (non-GAAP)
Add: Personalization Mall transaction costs	911		911
Deduct: Income tax (benefit) on transaction costs	(217)		(217)
Adjusted net income (loss) (non-GAAP)	$(8,963)	$(8,241)	$49,918	$43,071

Basic and diluted net income (loss) per common share
Basic	$(0.15)	$(0.13)	$0.76	$0.67
Diluted	$(0.15)	$(0.13)	$0.74	$0.65

Basic and diluted adjusted net income (loss) per common share (non-GAAP)
Basic	$(0.14)	$(0.13)	$0.77	$0.67
Diluted	$(0.14)	$(0.13)	$0.75	$0.65

Weighted average shares used in the calculation of net income (loss) and adjusted net income (loss) per common share
Basic	64,348	64,194	64,517	64,383
Diluted	64,348	64,194	66,378	66,456

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited) (continued)

Reconciliation of net income (loss) to adjusted EBITDA
(non-GAAP):
	Three Months Ended		Nine Months Ended
	March 29, 2020	March 31, 2019	March 29, 2020	March 31, 2019

Net income (loss)	$(9,657)	$(8,241)	$49,224	$43,071
Add:
Interest expense, net	2,752	(1,315)	3,441	2,097
Depreciation and amortization	7,803	7,028	23,268	22,840
Income tax expense			15,365	11,922
Less:
Income tax benefit	3,983	5,073
EBITDA	(3,085)	(7,601)	91,298	79,930
Add: Transaction costs	911		911
Add: Stock-based compensation	2,396	1,903	6,441	4,531
Add: Compensation charge related to NQ plan investment appreciation/(depreciation)	(2,611)	1,294	(1,653)	327
Adjusted EBITDA	$(2,389)	$(4,404)	$96,997	$84,788

(a) Segment performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance.

(b) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

FLWS-CP

Contacts

Investor Contact:
Joseph D. Pititto
(516) 237-6131
E-mail: invest@1800flowers.com

Media Contact:
Kathleen Waugh
(516) 237-6028
kwaugh@1800flowers.com